EXECUTION COUNTERPART



                                  AMENDMENT OF
                               1992 NOTE AGREEMENT


         This Amendment, entered into as of January 28, 2000, by and among CONE MILLS CORPORATION (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Noteholder").

         WHEREAS, the parties hereto have executed and delivered that certain Note Agreement dated as of August 13, 1992 (as previously amended and as it may be further amended, modified or supplemented, the "Note Agreement");

         WHEREAS, the Company has requested a modification of, among other things, the financial covenants under the Note Agreement and has agreed to secure its obligations under the Note Agreement, the Credit Agreement (as defined in Section 1F(b) below) and certain other debt instruments by pledging its assets to Prudential and certain other lenders;

         WHEREAS, Noteholder is willing to enter into this Amendment subject to the satisfaction of conditions and terms set forth herein;

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendments to Note Amendment.

         1A. Paragraph 1 of the Note Agreement. Insert the words "and upon the occurrence and during the continuance of an Event of Default" in the seventh line of paragraph 1 after the words "on overdue payments".

         1B. Paragraph 5 of the Note Agreement. Paragraph 5 is amended by the addition of new paragraphs 5L, 5M, 5N and 5O, as follows:

                  5L. Credit Facility. On and after July 3, 2000, the Company shall maintain at all times a revolving credit facility (or a binding commitment therefore with an effective date on or prior to August 7,
         2000) having a maturity date no earlier than August 7, 2002 with at least $80,000,000 in aggregate commitments available thereunder and otherwise in form and substance satisfactory to the Required Holders.


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                                                                               2
                  5M. Other Covenants. If (in the reasonable opinion of the Required Holders) at any time and from time to time, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision (other than any term or provision relating to payment terms, interest rates or penalties), contained in any other material debt agreement or instrument of the Company ("Material Debt Document"), is more favorable to the lender or lenders under such Material Debt Document than are the terms of this Agreement to the holders of the Notes, this Agreement shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Company hereby agrees to so amend this Agreement and to execute and deliver all such documents requested by the Required Holder(s) to reflect such Amendment. Prior to the execution and delivery of such documents by the Company, this Agreement shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision for purposes of determining the rights and obligations hereunder.

                  5N. New Subsidiaries. Simultaneously with (1) the acquisition or creation of any Material Subsidiary which is a Domestic Subsidiary, or upon any existing Domestic Subsidiary becoming a Material Subsidiary, cause to be delivered to the Agent each of the following and (2) the acquisition or creation of any Material Direct Foreign Subsidiary, cause to be delivered to the Agent each of the items set forth in (d), (e), (f), (h) (subclauses (i), (ii), (iii) and (v) only) and (i), below:

                           (a) a Facility Guaranty executed by such Subsidiary
                  substantially in the form of Exhibit F;

                           (b) a General Security Agreement of such Subsidiary
                  substantially in the form of Exhibit G, and a Priority Security agreement substantially in the form of Exhibit H, together with such Uniform Commercial Code financing statements on Form UCC-1 or otherwise duly executed by such Subsidiary as "Debtor" and (i) naming the General Collateral Agent for the benefit of the General Secured Parties, as "Secured Party," and (ii) naming the Priority Collateral Agent for the benefit of the Priority Secured Parties as "Secured Party", in each case in form, substance and number sufficient in the reasonable opinion of the Collateral Agents and their special counsel to be filed in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary or advisable to perfect (y) the General Lien in favor of the General Collateral Agent for the benefit of the General Secured Parties and (z) the Priority Lien in favor of the Priority Collateral Agent for the benefit of the Priority Secured Parties, in each case to the extent such General Lien or Priority Lien may be perfected by Uniform Commercial Code filing;

                           (c) Priority Mortgages and General Mortgages with
                  respect to all parcels of real property with a fair market value in excess of $300,000 owned by such Subsidiary and with respect to any Material Real Property or to the extent
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                                                                               3
                  required by any law, regulation or directive of any applicable Governmental Authority, Material Real Property Support Documents, as applicable, and related Uniform Commercial Code financing statements on Form UCC-1 or otherwise pertaining to fixtures;

                           (d) if the Subsidiary Securities issued by such
                  Subsidiary that are, or are required to become, Pledged Interests, shall be owned by a Subsidiary who has not then executed and delivered to the General Collateral Agent a Pledge Agreement granting a General Lien to the General Collateral Agent, for the benefit of the General Secured Parties, in such equity interests, a Pledge Agreement executed by the Subsidiary that directly owns such Subsidiary Securities substantially in the form attached hereto as
                  Exhibit I (or, as to the Pledged Interests issued by any Direct Foreign Subsidiary, in a form acceptable to the Agent), and if such Subsidiary Securities shall be owned by the Company or a Subsidiary who has previously executed a Pledge Agreement, a Pledge Agreement Supplement in the form required by such Pledge Agreement pertaining to such Subsidiary Securities;

                           (e) if the Pledged Interests issued by such
                  Subsidiary constitute securities under Article 8 of the Uniform Commercial Code (i) the certificates representing such Pledged Interests and (ii) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

                           (f) (i) Uniform Commercial Code financing statements
                  on form UCC-1 or otherwise duly executed by the pledgor as "Debtor" and naming the General Collateral Agent for the benefit of the General Secured Parties as "Secured Party," in form, substance and number sufficient in the reasonable opinion of the Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary or advisable to perfect in favor of the General Collateral Agent for the benefit of the General Secured Parties the General Lien on such Subsidiary Securities and (ii) if the Pledged Interests issued by such Subsidiary do not constitute securities and such Subsidiary has not elected to have such interests treated as securities under Article 8 of the applicable Uniform Commercial Code, a control agreement from the Registrar of such Subsidiary, in form and substance acceptable to the Agent and in which the Registrar (1) acknowledges that the pledgor is at the date of such acknowledgment the sole record, and to its knowledge, beneficial owner of such Subsidiary Securities,
                  (2) acknowledges the General Lien in favor of the General Collateral Agent conferred under the Pledge Agreement and that such General Lien will be reflected on the registry for such Subsidiary Securities, (3) agrees that it will not register any transfer of such Subsidiary Securities nor acknowledge any Lien in favor of any other Person on such Subsidiary Securities, without the prior written consent of the General Collateral Agent, in each instance, until it receives notice from the General Collateral Agent that all General Liens on such
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                                                                               4

                  Collateral in favor of the General Collateral Agent for the benefit of the General Secured Parties have been released or terminated, and (4) agrees that upon receipt of notice from the Agent or the General Collateral Agent that an Event of Default has occurred and is continuing and that the Subsidiary Securities identified in such notice have been transferred to a transferee identified in such notice, it will duly record such transfer of Subsidiary Securities on the appropriate registry without requiring further consent from the pledgor and shall thereafter treat the transferee as the sole record and beneficial owner of such Subsidiary Securities pending further transfer, notwithstanding any contrary instruction received from the pledgor;

                           (g) a supplement to the appropriate schedule attached
                  to the appropriate Security Documents listing the additional Collateral, certified as true, correct and complete by an authorized officer (provided that the failure to deliver such supplement shall not impair the rights conferred under the Security Documents in after acquired Collateral);

                           (h) an opinion or opinions of counsel to the
                  Subsidiary (including local counsel in each jurisdiction where Mortgaged Property is located) dated as of the date of delivery of the Facility Guaranty and other Related Documents provided for in this paragraph 5N and addressed to the Collateral Agents, in form and substance reasonably acceptable to the Collateral Agents (which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered previously), to the effect that:

                                    (i) such Subsidiary is duly organized,
                           validly existing and in good standing in the jurisdiction of its formation, has the requisite power and authority to own its properties and conduct its business as then owned and then conducted and proposed to be conducted and to execute, deliver and perform the Facility Guaranty and other documents described in this paragraph 5N to which such Subsidiary is a signatory, and is duly qualified to transact business and is in good standing as a foreign corporation or partnership in each other jurisdiction in which the character of the properties owned or leased, or the business carried on by it, requires such qualification and the failure to be so qualified would reasonably be likely to result in a Material Adverse Effect;

                                    (ii) the execution, delivery and performance
                           of the Facility Guaranty and other documents
                           described in this paragraph 5N to which such
                           Subsidiary is a signatory have been duly authorized
                           by all requisite corporate or partnership action (including any required shareholder or partner approval), each of such agreements has been duly executed and delivered and constitutes the valid and binding agreement of such Subsidiary, enforceable against such Subsidiary in accordance with its
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                                                                               5

                           terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

                                    (iii) the Subsidiary Securities of such
                           Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights, and the applicable General Security Instrument (including foreign collateral documents) is effective to create a valid security interest in favor of the General Collateral Agent for the benefit of the General Secured Parties in such Subsidiary Securities as constitute Pledged Interests;

                                    (iv) (A) the Uniform Commercial Code
                           financing statements on Form UCC-1 delivered to the General Collateral Agent by the Subsidiary in connection with the delivery of the General Security Instruments of such Subsidiary have been duly executed by the Subsidiary and are in form, substance and number sufficient for filing in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary to perfect in favor of the General Collateral Agent for the benefit of the General Secured Parties the General Lien on General Collateral conferred under such General Security Instruments to the extent such General Lien may be perfected by Uniform Commercial Code filing;

                                            (B) the Uniform Commercial Code
                           financing statements on Form UCC-1 delivered to the Priority Collateral Agent by the Subsidiary in connection with the delivery of the Priority Security Instruments of such Subsidiary have been duly executed by the Subsidiary and are in form, substance and number sufficient for filing in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary to perfect in favor of the Priority Collateral Agent for the benefit of the Priority Secured Parties the Priority Lien on Priority Collateral conferred under such Priority Security Instruments to the extent such Priority Lien may be perfected by Uniform Commercial Code filing;

                                    (v) in the case of Direct Foreign
                           Subsidiaries only, that under the laws of the applicable foreign jurisdiction, all agreements, notices and other documents that are required to be executed, delivered, filed or recorded and all other action required to be taken, within or pursuant to the laws of such jurisdiction to perfect the General Lien conferred in favor of the General Collateral Agent under the applicable General Security Instrument as against creditors of and purchasers for value from the holder of the Pledged Interests has been duly executed, delivered, filed, recorded or taken, as the case may be;


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                                                                               6

                                   (vi) each Mortgage is in appropriate form
                           for due recordation and upon recordation shall constitute a valid and effective, fully perfected Priority Lien and General Lien, as applicable, on the real property and fixtures described therein; and

                           (i) current copies of the Organizational Documents
                  and Operating Documents of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organizational Documents, Operating Documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this paragraph 5N.

                           5O. Post Closing Deliveries. The Company shall comply
                  with the covenant set forth in Section 9.23 of the Credit Agreement within the time periods specified therein, without giving effect to any amendment to or waiver under such Section unless expressly consented to by the Required Holders.

         1C. Paragraphs 6A and 6B of the Note Agreement. Paragraphs 6A and 6B are amended in their entirety to read as follows:

                  6A. Financial Limitations. The Company covenants that it will not permit at any time:

                  (a) Consolidated Net Worth. Consolidated Net Worth to be less than (i) $145,000,000 from the Effective Date until (but excluding) the last day of the fiscal quarter that includes the Effective Date (the "Effective Date Quarter") plus commencing October 1, 2000, 50% of Consolidated Net Income for each Fiscal Quarter, and (ii) as at the last day of each fiscal quarter of the Company commencing with the Effective Date Quarter and until (but excluding) the last day of the next following fiscal quarter of the Company, the sum of (A) the amount of Consolidated Net Worth required to be maintained pursuant to this paragraph 6A(i) as at the end of the immediately preceding fiscal quarter (or, in the case of the Effective Date Quarter, required to be maintained as of the Effective Date), plus (B) 100% of the aggregate amount of all increases in the stated capital and additional paid-in capital accounts of the Company resulting from the issuance of equity securities or other capital investments.

                  (b) Consolidated Leverage Ratio. As of the end of each Four-Quarter Period set forth below the Consolidated Leverage Ratio to be more than that set forth opposite each such period:
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                                                             Leverage Ratio
 Period                                                      Must Not Exceed
 ----------------------------------------              -------------------------
 Four Quarter Period ended January 2,
 2000                                                           13.05 to 1.00

 Four Quarter Period ending April 2,
 2000                                                           10.25 to 1.00

 Four Quarter Period ending July 2, 2000                         9.50 to 1.00

 Four Quarter Period ending October 1,
 2000                                                            7.30 to 1.00

 Four Quarter Period ending December
 31, 2000                                                        5.80 to 1.00

 Each Four Quarter Period ending April
 1, 2001 through December 30, 2001                               5.00 to 1.00

 Four Quarter Period ending March 31,
 2002 through June 30, 2002 and
 thereafter                                                      4.50 to 1.00

         (c) Consolidated Interest Coverage Ratio. As of the end of each month for the Twelve-Month Periods set forth below the Consolidated Interest Coverage Ratio to be less than that set forth opposite each such period:
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                                                        Interest Coverage Ratio
Period                                                         Must Exceed
---------------------------------------           ------------------------------

Twelve Month Period ended January 2,
2000                                                             1.00 to 1.00

Twelve Month Period ending April 2,
2000                                                             1.35 to 1.00

Twelve Month Period ending July 2,
2000                                                             1.40 to 1.00

Twelve Month Period ending October 1,
2000                                                             1.65 to 1.00

Twelve Month Period ending December
31, 2000                                                         1.95 to 1.00

Each Twelve Month Period ending April
1, 2001 through December 30, 2001                                2.20 to 1.00

Each Twelve Month Period ending
thereafter                                                       2.25 to 1.00

         (d) Consolidated EBITDA. Consolidated EBITDA for each period set forth below to be less than the amount set forth opposite such period:
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                                                    Consolidated EBITDA
Period Ending                                          Must Exceed
-------------------------------------       ----------------------------------

Fiscal Quarter ended January 2, 2000                     $2,000,000

One Fiscal Quarter ending April 2,
2000                                                     $8,550,000

Two Fiscal Quarters ending July 2,
2000                                                    $20,450,000

Three Fiscal Quarters ending
October 1, 2000                                         $33,750,000

Four Quarter Period ending December
31, 2000                                                $45,000,000

Each Four Quarter Period ending
April 1, 2001 through December 30,
2001                                                    $50,000,000

Each Four Quarter Period ending
thereafter                                              $52,000,000

                  6B.      Capital Expenditures.

         (a) Make or become committed to make U.S. Capital Expenditures which exceed in the aggregate in any Fiscal Year of the Company described below (on a noncumulative basis, with the effect that amounts not expended in any Fiscal Year may not be carried forward to a subsequent period), the amount set forth opposite each such period:

                                                     Capital Expenditures
                    Period                              Not to Exceed
------------------------------------------------    ----------------------

Fiscal Year ended January 2, 2000                        $13,500,000

January 3, 2000 through and including August              $8,000,000
7, 2000

         (b) Make or become committed to make Mexican Capital Expenditures from the Effective Date until August 7, 2000 except to the extent an Event of Default has not occurred and is continuing, for Capital Expenditures in an aggregate amount not in excess of $1,000,000 for the purpose of purchasing certain real property in Altamira, Mexico
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                                                                              10

and making certain improvements thereto to the extent such improvements have been contractually agreed to with third parties prior to the Effective Date.

         1D. Paragraph 6C of the Note Agreement. Paragraph 6C is amended as follows:

         (a) Paragraph 6C(1). Paragraph 6C(1) is amended by deleting clause (v) thereof in its entirety and adding new clauses (v), (vi) and (vii) as follows:

                  (v) purchase money Liens to secure Debt permitted under paragraph 6C(2)(e) and incurred to purchase fixed assets, provided such Debt represents not less than 75% and not more than 95% of the purchase price of such assets as of the date of purchase thereof and no property other than the assets so purchased secures such Debt;

                  (vi) Liens on the General Collateral and the Priority Collateral created under the General Security Instruments and the Priority Security Instruments in favor of the General Collateral Agent or the Priority Collateral Agent, as applicable, or any refinancing on substantially the same terms as the Credit Agreement and otherwise in form and substance acceptable to the Required Holders; and

                  (vii) Liens on Receivables (as defined in and transferred by an Originator in accordance with the Receivables Transfer Agreement) and Returned Goods (as defined in the Securitization Intercreditor Agreement) in favor of General Electric Capital Corporation, as collateral agent under the Receivables Purchase Agreement including, but not limited to, either (i) Liens securing an increase in the Securitization Outstandings under the Receivables Purchase Agreement from $50,000,000 to $60,000,000 or (ii) Liens securing an additional factoring or securitization of receivables in an aggregate amount not to exceed $10,000,000.

         (b) Paragraph 6C(2). Paragraph 6C(2) shall be deleted in its entirety and the following shall be substituted therefor:

                  6C(2) Debt. Incur, create, assume or permit to exist any Debt, howsoever evidenced, except:

                  (a) Debt existing as of the Effective Date as set forth in
         Schedule 6C(2); provided, none of the instruments and agreements evidencing or governing such Debt shall be amended, supplemented or restated after the Effective Date to change any terms of subordination, repayment or rights of enforcement, conversion, put or exchange rights to be materially less favorable to the holders of the Notes than the terms and rights as in effect on the Effective Date;

                  (b)      Debt hereunder;

                  (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
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                                                                              11

                  (d) Debt arising from Rate Hedging Obligations in an aggregate notional amount not to exceed at any time $40,000,000, which create Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which the Company and its Subsidiaries are otherwise subject by virtue of the operations of their businesses, and not for speculative purposes;

                  (e) purchase money Debt (other than the Parras Cone Debt) described in paragraph 6C(1)(v) not to exceed an aggregate outstanding principal amount at any time of $10,000,000;

                  (f) Capitalized Lease Obligations not to exceed an aggregate principal amount at any time in excess of $5,000,000;

                  (g) unsecured intercompany Debt for loans and advances made by the Company or any Guarantor to the Company or any Guarantor, any such Debt of the Company owing to any Guarantor shall be subordinate to payment of the Obligations hereunder at all times in accordance with the terms of the Facility Guaranty;

                  (h) additional unsecured Debt for Money Borrowed not otherwise covered by clauses (a) through (g) above, provided that the aggregate outstanding principal amount of all such other Debt permitted under this clause (h) shall in no event exceed $10,000,000 at any time;

                  (i)      the Parras Cone Debt;

                  (j) Debt extending the maturity of, or renewing, refunding or refinancing, in whole or in part, Debt incurred under clauses (a), (b),
         (g), (h) and (i) of this paragraph 6C(2), provided that the terms of any such extension, renewal, refunding or refinancing Debt (and of any agreement or instrument entered into in connection therewith) shall not change any terms of subordination, repayment or rights of enforcement, conversion, put or exchange rights to be materially less favorable to the holders of the Notes than the terms of the Debt as in effect prior to such action, and provided further that (1) the aggregate principal amount of such extended, renewed, refunded or refinanced Debt shall not be increased by such action, (2) the group of direct or contingent obligors on such Debt shall not be expanded as a result of any such action, and (3) immediately before and immediately after giving effect to any such extension, renewal, refunding or refinancing, no Default or Event of Default shall have occurred and be continuing; and

                  (k) Securitization Outstandings or Indebtedness described in and secured by Liens permitted under paragraph 6C(1)(vii).

         (c) Paragraph 6C(3) through 6C(7). Each of Paragraph 6C(3) through 6C(7), inclusive, shall be deleted in its entirety and the following shall be substituted therefor:
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                                                                              12

                  6C(3) Incorporation of Credit Agreement. Each of Sections 10.2, 10.6 through 10.20, inclusive, of the Credit Agreement, together with any relevant definitions, shall be incorporated herein by this reference as though set forth herein and shall be in full force and effect. Each such Section shall remain in effect until the Maturity Date and shall not be modified or waived by any amendment to or consent under the Credit Agreement.

         1E. Paragraph 7 of the Note Agreement. Paragraph 7 is amended as follows:

         (a) by deleting clause (v) thereof and substituting the following therefore:

                  (v) the Company fails to perform or observe any agreement contained in paragraphs 5D, 5E, 5L, 5M, 5N or 6; or

         (b) by the addition of the following new clauses:

                  (xv) the Company or any other Credit Party or any other Person shall disavow or attempt to terminate any or all of the Related Documents or any or all of the Related Documents shall cease to be in full force and effect in whole or in part for any reason whatsoever; or

                  (xvi) if any of the Security Documents shall be cancelled, terminated, revoked or rescinded or the security interests, mortgages or liens in any of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Related Documents shall be commenced by or on behalf of the Company or any of its Subsidiaries party thereto or any of their respective stockholders or any other Person, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Security Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

                  (xv) (i) a default or event of default shall have occurred and be continuing under the Credit Agreement, or (ii) the banks party to the Credit Agreement shall accelerate the maturity of all or any part of the indebtedness thereunder, or (iii) the commitments under the Credit Agreement shall be terminated in whole or in part, or (iv) the banks a party to the Credit Agreement shall refuse to advance funds under the Credit Agreement for any reason whatsoever; or

                  (xvi) the Company or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Company or such Subsidiary for a period of more than 60 days; or

                  (xvii) the Company or any Subsidiary shall breach any of the material terms or conditions of any agreement under which any Rate Hedging Obligations permitted
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                                                                              13

         hereby is created and such breach shall continue beyond any grace period, if any, relating thereto pursuant to the terms of such agreement, or if the Company or any Subsidiary shall disaffirm or seek to disaffirm any such agreement or any of its obligations thereunder; or

                  (xviii) any Material Supply Agreement shall be terminated, canceled or not renewed, or any notice of the foregoing shall be given by any other party thereto, or a default shall occur under such agreement and continue beyond the grace or cure period, if any, applicable thereto; or

                  (xix)    there shall occur any Change in Control; or

                  (xx) there shall occur any Termination Event as defined in the Receivables Purchase Agreement; or

                  (xxi) the Company shall refuse to permit the engagement of a third-party business consultant ("Consultant") to be hired by the Noteholder on or before February 15, 2000 on terms and in a manner acceptable to the Noteholder in its sole discretion or the Company shall fail to pay any fees, expenses or other obligations owing to the Consultant or otherwise fails to comply in any material respect with the provisions of any agreement entered into with the Consultant; or

         1F. Amendments to Paragraph 10B of the Note Agreement. (a) The following definitions shall be added in the appropriate alphabetical order:

                  "Applicable Rate" means 11.00% per annum.

                  "Capital Expenditures" means, with respect to the Company and its Subsidiaries, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Company and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Significant Holders together with a compliance certificate, and (ii) with respect to any Capital Lease entered into by the Company or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the audited financial statements most recently delivered hereunder), all the foregoing in accordance with GAAP applied on a Consistent Basis.
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                  "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement Nos. 13 and 98 of the Financial Accounting
         Standards Board and any successor thereof.

                  "Change of Control" means, at any time:

                  (i) any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of Voting Securities of the Company (or securities convertible into or exchangeable for such Voting Securities) representing 25% or more of the combined voting power of all Voting Securities of the Company (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Company;

                  (ii) during any period of up to 24 consecutive months, commencing on the Effective Date, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason (other than the death, disability or retirement of an officer of the Company that is serving as a director at such time so long as another officer of the Company replaces such Person as a director) to constitute a majority of the board of directors of the Company; or

                  (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Company.

                  "Collateral" means, collectively, all General Collateral and all Priority Collateral.

                  "Collateral Agency Agreements" means, collectively, the General Collateral Agency Agreement and the Priority Collateral Agency Agreement, as amended, modified, supplemented or amended and restated from time to time.

                  "Collateral Agents" means, collectively, the Priority Collateral Agent and the General Collateral Agent.

                  "Compliance Certificate" means an Officer's Certificate of the Company demonstrating compliance with the financial covenants contained in paragraph 6A, substantially in the form of Exhibit J.

                  "Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Company most recently delivered as of the Effective Date.

                  "Consolidated EBITDA" means, with respect to the Company and its Subsidiaries for any period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Net Income,
         (ii) Consolidated Interest Expense, (iii) taxes on income, (iv) amortization, (v) depreciation, (vi) non-cash charges otherwise deducted in calculating Consolidated Net Income resulting from FASB No. 88 Adjustments, FASB No. 106 Adjustments, FASB No. 112 Adjustments or FASB No. 121 Adjustments and (vii) Non-cash Restructuring Charges, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; provided, however, in the event that any Non-Cash Restructuring Charges accrued in a prior period are paid in cash in any subsequent period, the amount of such cash payment shall be subtracted from Consolidated EBITDA for such subsequent period.

                  "Consolidated Indebtedness" means all Indebtedness for Money Borrowed of the Company and its Subsidiaries, all determined on a consolidated basis.

                  "Consolidated Interest Coverage Ratio" means for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA for such Four-Quarter Period, to (ii) Consolidated Interest Expense for such Four-Quarter Period.

                  "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Company and its Subsidiaries, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including fees payable in respect of any Rate Hedging Obligations) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense, (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, and (iv) the net cash financing costs incurred in connection with any Securitization Transaction, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  "Consolidated Leverage Ratio" means, as of the date of computation thereof, the ratio of (i) Consolidated Indebtedness (determined as at such date) to (ii) Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date).

                  "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Company and its Subsidiaries other than Parras Cone to the extent it constitutes a Subsidiary (including payments received by the Company and its Subsidiaries of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their businesses by Persons (including Parras Cone) in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of the Company and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; but excluding (for all purposes other than compliance with paragraph 6A hereof as income): (a) net gains or losses on the sale, conversion or other disposition of capital assets, (b) net gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Company or its Subsidiaries, (c) net gains on the collection of proceeds of life insurance policies, (d) any write-up of any asset, (e) any net gain or loss recorded as a result of FASB 133 Adjustments, and (f) any other net gain or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

                  "Consolidated Net Worth" means, as of any date on which the amount thereof is to be determined, the sum of the following in respect of the Company and its Subsidiaries (determined on a consolidated basis and excluding any upward adjustment after the Effective Date due to revaluation of assets, including without limitation any FASB 133 Adjustment): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained earnings (or, in the case of a deficit, minus the amount of such deficit), plus (iii) the amount of any foreign currency translation adjustment (if positive, or, if negative, minus the amount of such translation adjustment), minus (iv) the amount of any treasury stock, minus (v) (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) all reserves (other than contingency reserves not allocated to any particular purpose), including without limitation reserves for depreciation, depletion, amortization, obsolescence, deferred income taxes, insurance and inventory valuation, all as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  "Credit Parties" means, collectively, the Company, each Guarantor and each other Person providing Collateral pursuant to any Security Document from time to time (which Credit Parties as of the Effective Date are listed on Schedule 10B).

                  "Direct Foreign Subsidiary" means a Subsidiary other than a Domestic Subsidiary a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by the Company or a Domestic Subsidiary.

                  "Domestic Subsidiary" means any Subsidiary of the Company organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.

                  "Effective Date" means January 28, 2000.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

                  "Facility Guaranty" means each Guaranty Agreement between one or more Guarantors and the banks a party to the Credit Agreement, Noteholder and certain other parties and the Priority Collateral Agent delivered as of the Effective Date and otherwise pursuant to paragraph 5N, as the same may be amended, modified, supplemented, or amended and restated from time to time.

                  "Fiscal Quarter" means each of the three month fiscal periods of the Company and its Subsidiaries with respect to 2000, ending on January 2, 2000, April 2, 2000, July 2, 2000, October 1, 2000 and
         December 31, 2000; with respect to 2001, ending on April 1, 2001, July 1, 2001, September 30, 2001 and December 30, 2001; with respect to 2002, ending on March 31, 2002 and June 30, 2002.

                  "Four-Quarter Period" means a period of four full consecutive Fiscal Quarters of the Company and its Subsidiaries, taken together as one accounting period.

                  "Fiscal Year" means, with respect to fiscal year 1999, the fiscal period of the Company and its Subsidiaries ending on January 2, 2000 and, with respect to fiscal year 2000, the fiscal period ending December 31, 2000 and, with respect to fiscal year 2001, the fiscal period ending December 30, 2001 and, with respect to the fiscal year ending 2002, the fiscal period ending December 29, 2002.

                  "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

                  "General Collateral" means the real and personal property, fixtures and assets of the Company and its Material Subsidiaries whether now existing or hereafter arising, created or acquired upon which a General Lien has been granted to the General Collateral Agent for the benefit of the General Secured Parties pursuant to the General Security Instruments.

                  "General Collateral Agency Agreement" means that certain Collateral Agency Agreement dated as of the date hereof among the General Secured Parties and the General Collateral Agent, as amended, modified, supplemented or amended and restated from time to time.

                  "General Collateral Agent" means Wilmington Trust Company, not individually but solely in its capacity as collateral agent on behalf of the General Secured Parties hereunder with respect to the General Collateral, pursuant to the terms of the General Collateral Agency Agreement, and the Designated Collateral Subagent and their agents, successors and permitted assigns.

                  "General Lien" means, with respect to any General Collateral, a valid and enforceable Lien thereon in favor of the General Collateral Agent for the benefit of the General Secured Parties conferred under the General Security Instruments which is fully perfected and ranking of higher priority than any other Lien on such property other than a Priority Lien and Permitted Liens.

                  "General Mortgages" means, collectively, all mortgages, deeds of trust and deeds to secure debt, substantially in the form delivered on the Effective Date and otherwise satisfactory to the Required Holders, granting a General Lien by the Company or a Guarantor to the General Collateral Agent (or a trustee for the benefit of the General Collateral Agent) for the benefit of the General Secured Parties in General Collateral constituting real property and fixtures as collateral security for the General Senior Obligations, and the Guarantors' Obligations with respect thereto, as such documents may be amended, supplemented or restated from time to time.

                  "General Secured Parties" shall have the meaning set forth in the Senior Debt Intercreditor Agreement.

                  "General Security Agreement" means that certain General Security Agreement dated as of the date hereof and each additional General Security Agreement entered into after the Effective Date by any Subsidiary granting a General Lien to the General Collateral Agent for the benefit of the General Secured Parties pursuant to the General Collateral Agency Agreement, as collateral security for the General Senior Obligations, and the Guarantors' Obligations with respect thereto, as amended, modified, supplemented or amended and restated from time to time.

                  "General Security Instruments" means (i) the General Security Agreement, (ii) the General Mortgages, (iii) the Pledge Agreement and
         (iv) all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Company or any Material Subsidiary shall grant or convey to the General Collateral Agent for the benefit of the General Secured Parties a General Lien in property as security for payment of all or any portion of the General Senior Obligations and the Guarantors' Obligations with respect thereto, as any of the foregoing may be amended, supplemented or restated from time to time.

                  "Guarantors' Obligations" has the meaning given to such term in the Facility Guaranty.

                  "Indebtedness for Money Borrowed" means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation, all Capital Leases Obligations, all Synthetic Lease Indebtedness, all Securitization Outstandings, the deferred purchase price of any property or services, the aggregate face amount of all surety bonds, letters of credit, and bankers' acceptances, and (without duplication) all payment and reimbursement obligations in respect thereof whether or not matured, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including reimbursement agreements and conditional sales or similar title retention agreements), other than trade payables, documentary letters of credit and accrued expenses incurred in the ordinary course of business.

                  "Intercreditor Agreements" means, collectively, the Senior Debt Intercreditor Agreement, the Leased Facility Intercreditor Agreement and the Securitization Intercreditor Agreement.

                  "Leased Facility Intercreditor Agreement" means that certain Intercreditor Agreement dated as of the date hereof between the Agent and the Senior Lease Creditor relating to relative rights and remedies with respect to the Senior Leased Facility, as from time to time amended, supplemented or replaced.

                  "Material Adverse Effect" means a material adverse effect on
         (i) the business, properties, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) the ability of any Credit Party to pay or perform its respective obligations, liabilities and indebtedness under the Related Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Noteholder under any Related Document or the validity, legality or enforceability thereof.

                  "Material Direct Foreign Subsidiary" means any Direct Foreign Subsidiary which would be considered a Material Subsidiary under clauses (i) or (ii) of the definition "Material Subsidiary" if it were a Domestic Subsidiary.

                  "Material Real Property Support Documents" means each Material Real Property Support Document required to be delivered under the Credit Agreement.

                  "Material Subsidiary" means any direct or indirect Domestic Subsidiary of the Company which (i) has total assets equal to or greater than 2% of consolidated total assets of the Company and its Domestic Subsidiaries (calculated as of the most recent fiscal period for which financial statements have been received) (the "Required Financial Information")) or (ii) has revenue equal to or greater than 2% of consolidated total revenue of the Company and its Domestic Subsidiaries (calculated for the most recent period for which the Agent has received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term "Material Subsidiary" shall mean each of those Domestic Subsidiaries that together with the Company and each other Material Subsidiary have assets equal to not less than 98% of consolidated total assets of the Company and its Domestic Subsidiaries (calculated as described above) and revenue of not less than 98% of consolidated total revenue of the Company and its Domestic Subsidiaries (calculated as described above); provided further that if more than one combination of Domestic Subsidiaries satisfies both such thresholds, then those Domestic Subsidiaries so determined to be "Material Subsidiaries" shall be specified by the Company, and which include as of the Effective Date the Subsidiaries identified on
         Schedule 10B.

                  "Material Supply Agreement" means, collectively, (i) the exclusive Supply Agreement dated as of March 30, 1992 between the Company and Levi Strauss & Co., as amended or replaced from time to time, and (ii) any other contract or agreement with any retail or wholesale customer of the Company or any Subsidiary the cancellation, termination, or non-renewal of which would reasonably be likely to have a Material Adverse Effect.

                  "Maturity Date" means August 7, 2002, provided, however, that in the event the Company shall fail to comply with paragraph 5L hereof, then the Maturity Date shall be August 7, 2000.

                  "Mexican Capital Expenditures" means all Capital Expenditures made with respect to property, plant or equipment located in Mexico other than Parras Cone Capital Expenditures.

                  "Morgan Swap Agreement" means that certain ISDA Master Agreement dated as of July 20, 1998 between the Company and Morgan as supplemented pursuant to that certain letter agreement dated as of July 20, 1998, as from time to time amended, supplemented or replaced.

                  "Non-cash Restructuring Charges" means those expenses and charges against earnings incurred in connection with the Company's comprehensive corporate downsizing and reorganization program and which do not result in any cash payment by the Company or any Subsidiary, all as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  "Operating Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

                  "Organizational Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

                  "Parras Cone Capital Expenditures" means all Capital Expenditures made by Parras Cone financed exclusively from internally generated revenue and/or the Parras Cone Debt.

                  "Pledge Agreement" means, collectively (or individually as the context may indicate), (i) that certain Securities Pledge Agreement dated as of the date hereof from the Company to the General Collateral Agent for the benefit of the General Secured Parties, (ii) that certain Pledge Agreement dated as of the date hereof from the Company pledging 65% of the total outstanding shares of each of its Material Direct Foreign Subsidiaries to the General Collateral Agent for the benefit of the General Secured Parties, (iii) any additional Securities Pledge Agreement delivered pursuant to paragraph 5N, and (iv) with respect to any Subsidiary Securities issued by a Material Direct Foreign Subsidiary, any additional or substitute charge, agreement, document, instrument or conveyance, in form and substance acceptable to the Required Holders, conferring under applicable foreign law upon the General Collateral Agent for the benefit of the General Secured Parties a General Lien upon such Subsidiary Securities and equity interests as are owned by the Company or any Domestic Subsidiary, in each case as hereafter amended, supplemented (including by Pledge Agreement Supplement) or restated from time to time.

                  "Pledge Agreement Supplement" means, with respect to each Pledge Agreement, the Pledge Agreement Supplement in the form affixed as an exhibit to such Pledge Agreement.

                  "Pledged Interests" means the Subsidiary Securities required to be pledged as General Collateral pursuant to the terms of any Pledge Agreement.

                  "Priority Collateral" means the certain personal and real property, assets and fixtures of the Company and its Material Subsidiaries whether now existing or hereafter arising, created or acquired, upon which a Priority Lien has been granted to the Priority Collateral Agent for the benefit of the Priority Secured Parties pursuant to the Priority Security Instruments.

                  "Priority Collateral Agency Agreement" means that certain Collateral Agency Agreement dated as of the date hereof among the Priority Secured Parties and the Priority Collateral Agent, as amended, supplemented or restated from time to time.

                  "Priority Collateral Agent" means Bank of America not individually but solely in its capacity as collateral agent for the Priority Secured Parties with respect to the Priority Collateral pursuant to the terms of the Priority Collateral Agency Agreement, and its agents, successors and permitted assigns.

                  "Priority Lien" means, with respect to any Priority Collateral, a valid and enforceable Lien thereon in favor of the Priority Collateral Agent for the benefit of the Priority Secured Parties conferred under the Priority Security Instruments which is fully perfected and ranking of higher priority than any other Lien, including any General Lien, on such property, except for Permitted Liens.

                  "Priority Mortgages" means, collectively, all mortgages, deeds of trust and deeds to secure debt substantially in the form delivered on the Effective Date granting a Priority Lien by the Company or a Guarantor to the Priority Collateral Agent (or a trustee for the benefit of the Priority Collateral Agent) for the benefit of the Priority Secured Parties in Priority Collateral constituting real property and fixtures as collateral security for the Priority Senior Obligations, and if applicable, the Guarantors' Obligations with respect thereto, as such documents may be amended, supplemented or restated from time to time.

                  "Priority Secured Parties" shall have the meaning set forth in the Senior Debt Intercreditor Agreement.

                  "Priority Security Agreement" means that certain Priority Security Agreement dated as of the date hereof, and each additional Priority Security Agreement entered into after the Effective Date by any Subsidiary in accordance with the terms of any Senior Credit Document, granting a Priority Lien to the Priority Collateral Agent for the benefit of the Priority Secured Parties pursuant to the Priority Collateral Agency Agreement as collateral security for the Priority Senior Obligations, and if applicable, the Guarantors' Obligations with respect thereto, as amended, supplemented or restated from time to time.

                  "Priority Security Instruments" means (i) the Priority Security Agreement, (ii) the Priority Mortgages and (iii) all other agreements, instruments and other documents, whether now existing or hereafter in effect pursuant to which the Company or any Material Subsidiary shall grant or convey a Priority Lien to the Priority Collateral Agent for the benefit of the Priority Secured Parties as collateral security for the Priority Senior Obligations, all as amended, supplemented or restated from time to time.

                  "Rate Hedging Obligations" means, without duplication, any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; (ii) all other "derivative instruments" as defined in FASB 133 and which are subject to the reporting requirements of FASB 133; and (iii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing; provided, however, under no circumstances shall obligations for cotton hedging in the ordinary course of business be considered Rate Hedging Obligations.

                  "Receivables Purchase Agreement" means that certain Receivables Purchase and Servicing Agreement dated September 1, 1999 by and among Cone Receivables II LLC, as Seller, Redwood Receivables Corporation, as Purchaser, Cone Mills Corporation, as Servicer, and General Electric Capital Corporation, as Operating Agent and Collateral Agent, as amended by the First Amendment and Waiver to Securitization Agreements dated as of November 16, 1999 and the Second Amendment to Securitization Agreements dated as of the Effective Date and as amended, supplemented or restated from time to time.

                  "Receivables Transfer Agreement" means that certain Receivables Transfer Agreement dated September 1, 1999 by and among Cone Mills Corporation, the other originators party thereto and Cone Receivables II LLC, as amended by the First Amendment and Waiver to Securitization Agreements dated as of November 16, 1999 and the Second Amendment to Securitization Agreements dated as of the Effective Date and as amended, supplemented or restated from time to time.

                  "Related Documents" shall mean the Notes, the Facility Guaranty Agreements, the Security Documents and any other agreement, instrument or other document executed in connection therewith.

                  "Securitization Intercreditor Agreement" means the Intercreditor Agreement of even date herewith among General Electric Capital Corporation, the General Collateral Agent and certain other parties and more particularly described in the definition of "Permitted Encumbrances" in Annex X to the Receivables Purchase Agreement, as amended, supplemented or restated from time to time.

                  "Securitization Outstandings" means, at any time, the Capital Investment (as defined in the Receivables Purchase Agreement) under the Receivables Purchase Agreement, in an aggregate amount not in excess of $60,000,000 at any time.

                  "Security Agreement" means, collectively (or individually as the context may indicate), (i) the Priority Security Agreement, (ii) the General Security Agreement, and (iii) any additional Security Agreement delivered pursuant to paragraph 5N, as amended, supplemented or restated from time to time.

                  "Security Documents" means, collectively, the General Security Instruments, the Priority Security Instruments and the Senior Lease Facility Mortgage.

                  "Senior Indenture" means that certain Indenture dated as of February 14, 1995 between the Company and The Bank of New York, as Trustee, as amended, restated or supplemented from time to time.

                  "Senior Lease Documents" means the Master Lease, the Loan Agreement (up to $16,000,000) dated as of October 24, 1994 between Atlantic Financial Group, Ltd. (as successor to TCB Realty II Corporation), as borrower, and SunTrust Bank (as successor to Citicorp Leasing, Inc.), as lender (the "Development Loan Agreement") and the other Key Agreements (as defined in the Development Loan Agreement), as amended by the Tenth Amendment to Master Lease of even date herewith and as amended, supplemented or restated from time to time.

                  "Subsidiary Securities" means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a "security" under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

                  "Synthetic Lease" means a leveraged leasing arrangement under which the lease of property is treated as an operating lease under GAAP but is treated as a financing lease arrangement for legal and tax purposes and in which a special purpose entity incurs Indebtedness to acquire such property and leases such property to the Company.

                  "Synthetic Lease Indebtedness" means, with respect to a Person that is a lessee under a Synthetic Lease, at any time an amount equal to (i) the aggregate purchase price of any property that the lessor under such synthetic lease acquired, through one or a series of related transactions, and thereafter leased to such Person pursuant to such Synthetic Lease less (ii) the aggregate amount of all payments made on or prior to such time of fixed rent or other rent payments which reduced such Person's obligation under such Synthetic Lease and which are not the financial equivalent of interest. Synthetic Lease Indebtedness of a Person shall also include, without duplication, the amount of Synthetic Lease Indebtedness of others to the extent guarantied by such Person.

                  "Twelve-Month Period" means a period of twelve consecutive calendar months taken together as one accounting period.

                  "U.S. Capital Expenditures" means all Capital Expenditures other than Mexican Capital Expenditures and Parras Cone Capital Expenditures.

                  "Voting Securities" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  (b) The definition of the term Credit Agreement shall be deleted in its entirety and the following definition shall be substituted therefor:

                  "Credit Agreement" shall mean that certain Credit Agreement dated as of January 28, 2000 among the Company, the banks a party thereto and Bank of America, N.A., as Agent, as it may be amended, modified or supplemented from time to time in accordance with its terms.

                  (c) Each of the following defined terms shall be deleted in its entirety:

                  Bank Facility

                  Current Assets

                  Current Liabilities

                  Current Ratio

                Fixed Charge Coverage

         1G. Amendment to Paragraph 11 of the Note Agreement. A new paragraph 11P shall be added as follows:

                  11P. Third Party Beneficiary. The Company hereby agrees that the Noteholder is an express third-party beneficiary of Article V of the Credit Agreement and that the holders of the Notes shall have all of the rights and benefits afforded thereby as though such Article V were set forth herein. Furthermore, the Company agrees that, notwithstanding any provision of the Credit Agreement to the contrary, no consent or waiver under such Article V nor any amendment or modification thereof shall be effective unless the Company shall have received the prior written approval of the Required Holders.

         1H. Amendment to Exhibit A of the Note Agreement. The Exhibit A to the Note Agreement shall be deleted in its entirety and the Exhibit A attached hereto shall be substituted therefor.

         2. Conditions of Effectiveness. This Amendment shall become effective when, and only when, (a) the Noteholder shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Noteholder:

                  (i) executed originals of each of this Amendment, the Notes, the initial Facility Guaranties, the initial Security Documents and the other Related Documents, together with all schedules and exhibits thereto;

                  (ii) the favorable written opinions with respect to the Related Documents and the transactions contemplated thereby of special counsel to the Credit Parties (including special indenture counsel) in the jurisdictions of North Carolina, South Carolina, New York and Mexico, dated the Effective Date, addressed to the Noteholder and satisfactory to its counsel;

                  (iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each Credit Party certified by its secretary or assistant secretary as of the Effective Date, approving and adopting the Related Documents to be executed by such Credit Party, and authorizing the execution and delivery thereof;

                  (iv) specimen signatures of officers or other appropriate representatives executing the Related Documents on behalf of each of the Credit Parties, certified by the secretary or assistant secretary of such Credit Party;

                  (v) the Organizational Documents of each of the Credit Parties certified as of a recent date by the Secretary of State of its state of organization;

                  (vi) Operating Documents of each of the Credit Parties certified as of the Effective Date as true and correct by its secretary or assistant secretary;

                  (vii) certificates issued as of a recent date by the Secretaries of State of the respective jurisdictions of formation of each of the Credit Parties as to the due existence and good standing of such Credit Party;

                  (viii) appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of each of the Credit Parties as of a recent date by the Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could have a Material Adverse Effect;

                  (ix) a Compliance Certificate as of the end of the fiscal quarter most recently ended prior to the Effective Date;

                  (x) evidence of the filing of Uniform Commercial Code financing statements reflecting the filing in all places required by applicable law to perfect the General Liens of the General Collateral Agent under the General Security Instruments and the Priority Liens of the Priority Collateral Agent under the Priority Security Instruments, as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be necessary under applicable law to perfect the General Liens of the General Collateral Agent under the General Security Instruments and the Priority Liens of the Priority Collateral Agent under the Priority Security Instruments, as the General Collateral Agent or Priority Collateral Agent may require, including without limitation the delivery by the Company of all certificates evidencing Pledged Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;

                  (xi) executed originals of the Collateral Agency Agreements and the Senior Debt Intercreditor Agreement;

                  (xii) executed originals of the Securitization Intercreditor Agreement and the Leased Facility Intercreditor Agreement;

                  (xiii) copies of the Senior Indenture, the Credit Agreement, the Morgan Swap Agreement, the Receivables Transfer Agreement, the Receivables Purchase Agreement and the Senior Lease Documents, together with all material agreements executed in connection therewith, and amendments of each of the foregoing, each in form and substance acceptable to the Noteholder, certified as true and correct and in full force and effect by an authorized officer of the Company;

                  (xiv) Uniform Commercial Code search results as of a recent date showing only those Liens as are acceptable to the Noteholder;

                  (xv) delivery of Material Real Property Support Documents as may be required by any governmental authority in connection with the delivery of any Mortgage;

         (b) Satisfaction of the terms and provisions of that certain Letter Agreement dated the date hereof between the Company and the Noteholder;

         (c) The Company shall have paid in immediately available funds, the nonrefundable restructuring fee to the Noteholder;

         (d) The Company shall have paid all costs and expenses (including legal fees) incurred by the Noteholder;

         (e) executed officer's certificate by the chief financial officer of the Company as to compliance with Section 3.9(i) of the Indenture;

         (f) thirteen week consolidated cash flow projections of the Company and its Subsidiaries commencing with the week starting January 17, 2000, acceptable to the Noteholder in form and substance;

         (g) Such other documents, instruments, approvals or opinions as the Noteholder may reasonably request; and

         (h) The representations and warranties contained herein shall be true on and as of the date hereof, there shall exist on the date hereof, no Event of Default or Default; there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since January 3, 1999 except (i) as set forth in the financial projections dated October 1999 delivered to the Noteholder by the Company and
(ii) as disclosed to the Noteholder with respect to certain customer's payment practices; and the Company shall have delivered to the Noteholder an Officer's Certificate to such effect.

         3. Representations and Warranties.

         (a) The Company hereby repeats and confirms each of the representations and warranties made by it in the Credit Agreement (it being understood that any reference to (i) Lender includes the Noteholder, and (ii) Loan Documents includes the Note Agreement and the Notes, as amended hereby) and in paragraph 8H of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

         (b) The Company further represents and warrants as follows:

                  (i) The execution, delivery and performance by the Company of this Amendment and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene
         (A) its charter or by-laws, (B) law or

         (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

                  (ii) No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment or the Notes, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

                  (iii) This Amendment and the Notes constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

                  (iv) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement or the Notes, as amended by this Amendment.

         4. Miscellaneous.

         4A. Reference to and Effect on the Note Agreement. (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby and each reference to the Notes, and each reference in any other document to "the Notes", "thereunder", "thereof" or words of like import referring to the Notes, shall mean and be a reference to the Notes, as amended hereby.

         (b) Except as specifically amended above, the Note Agreement and the Notes, and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

         (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

         4B. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 6B.

         4C. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         4D. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

         4E. Nature of Purchase. The Noteholder did not acquire the Notes with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of its property has been and will remain within its control at all times.

         4F. Estoppel. To induce the Noteholder to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.



                           [Signatures on Next Page.]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                                     CONE MILLS CORPORATION


                                                     By_________________________
                                                          Name:
                                                          Title:


                                                     THE PRUDENTIAL INSURANCE
                                                         COMPANY OF AMERICA


                                                     By_________________________
                                                          Robert R. Derrick
                                                          Vice President

                                                                       EXHIBIT A


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN VIOLATION OF SUCH ACT.

THIS NOTE IS GIVEN IN SUBSTITUTION AND WITHOUT NOVATION OF THE PROMISSORY NOTE DATED AUGUST 13, 1992 ISSUED BY CONE MILLS CORPORATION.



                             CONE MILLS CORPORATION

                      11.00% SENIOR NOTE DUE AUGUST 7, 2002


No. R-__                                                       January __, 2000
$----------


         FOR VALUE RECEIVED, the undersigned, CONE MILLS CORPORATION, a corporation organized and existing under the laws of the State of North Carolina, hereby promises to pay to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, or registered assigns, the principal sum of __________________ DOLLARS on the Maturity Date subject to the immediately following paragraph, with interest (computed on the basis of a 360-day year having twelve 30-day months) on the unpaid balance thereof (a) at the Applicable Rate per annum from the date hereof subject to the immediately following paragraph, payable semiannually on the 7th day of August and February in each year, commencing with August 7 or February 7 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Yield-Maintenance Amount (as defined in the Note Agreement referred to below) or if an Event of Default under the Note Agreement shall have occurred and be continuing, at a rate per annum from time to time equal to the greater of (i) Applicable Rate plus 2.5% or (ii) 2.5% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

         Payments of principal of, interest on and any Yield-Maintenance Amount payment with respect to this Note are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to the Note Agreement, dated as of August 13, 1992 (as amended, modified or supplemented, the "Agreement"), among the Company and The Prudential Insurance Company of America and is entitled to the benefits thereof.

         This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         The Company agrees to make prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

         In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

         This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the law of such State. AS PROVIDED IN PARAGRAPH 11L OF THE AGREEMENT, THE COMPANY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE.


                                                     CONE MILLS CORPORATION


                                                     By:________________________
                                                           Name:
                                                           Title:


                                                     By:________________________
                                                           Name:
                                                           Title:


                                      A-2